EXHIBIT 99.1

PRESSRELEASE www.HelixESG.com

Helix Energy Solutions Group, Inc. ●	3505 W. Sam Houston Parkway N., Suite 400	●	Houston, TX 77043	●	281-618-0400	●	fax: 281-618-0505

For Immediate Release							22-013

Date: July 25, 2022	Contact:	Erik Staffeldt
Executive Vice President & CFO

Helix Reports Second Quarter 2022 Results

HOUSTON, TX – Helix Energy Solutions Group, Inc. (“Helix”) (NYSE: HLX) reported a net loss1 of $29.7 million, or $(0.20) per diluted share, for the second quarter 2022 compared to $42.0 million, or $(0.28) per diluted share, for the first quarter 2022 and $13.7 million, or $(0.09) per diluted share, for the second quarter 2021.  Helix reported adjusted EBITDA2 of $16.8 million for the second quarter 2022 compared to $2.5 million for the first quarter 2022 and $24.8 million for the second quarter 2021.

For the six months ended June 30, 2022, Helix reported a net loss of $71.7 million, or $(0.47) per diluted share, compared to a net loss of $16.6 million, or $(0.11) per diluted share, for the six months ended June 30, 2021.  Adjusted EBITDA for the six months ended June 30, 2022 was $19.3 million compared to $61.0 million for the six months ended June 30, 2021.  The table below summarizes our results of operations:

Summary of Results

($ in thousands, except per share amounts, unaudited)

	Three Months Ended			Six Months Ended
	6/30/2022	6/30/2021	3/31/2022	6/30/2022	6/30/2021
Revenues	$162,612	$161,941	$150,125	$312,737	$325,356
Gross Profit (Loss)	$(1,354)	$3,130	$(18,609)	$(19,963)	$17,754
	(1)%	2%	(12)%	(6)%	5%
Net Loss[1]	$(29,699)	$(13,709)	$(42,031)	$(71,730)	$(16,587)
Diluted Loss Per Share	$(0.20)	$(0.09)	$(0.28)	$(0.47)	$(0.11)
Adjusted EBITDA[2]	$16,759	$24,812	$2,526	$19,285	$60,980
Cash and Cash Equivalents[3]	$260,595	$243,911	$229,744	$260,595	$243,911
Cash Flows from Operating Activities	$(5,841)	$52,671	$(17,413)	$(23,254)	$92,540
Free Cash Flow[2]	$(7,405)	$47,239	$(18,036)	$(25,441)	$85,779

Owen Kratz, President and Chief Executive Officer of Helix, stated, “Our second quarter 2022 results improved sequentially as expected, and we benefitted from the seasonal pick-up in utilization in our Robotics and Well Intervention operations in the North Sea.  We have previously said 2022 was projected to be a transition year for Helix, with an especially challenging first half.  During the first half of 2022, we completed scheduled maintenance and regulatory inspections on six of our vessels, including the Q7000 in West Africa.  The Siem Helix 1 transited back to Brazil to complete ROV support work prior to its contracted multi-year decommissioning campaign at the end of the year.  We continued to de-lever our balance sheet with the repayment of our 2022 convertible debt during the second quarter.  We closed on the acquisition of the Alliance group of companies on July 1 and are excited to add the Alliance team and their Shelf decommissioning capabilities to our Helix family.  We believe that we have positioned the company for a much stronger second half of 2022 and beyond.  The prospects for the offshore market are starting to reflect improved activity in line with current commodity prices and outlook.  With significant uncertainty behind us, we have now issued full-year guidance.  All markets we serve are showing signs of recovery, which should result in improved results and outlook, aligning with our efforts to position Helix as a preeminent offshore Energy Transition company.”

(

[1] Net loss attributable to common shareholders
[2] Adjusted EBITDA and Free Cash Flow are non-GAAP measures; see reconciliations below
[3] Excludes restricted cash of $2.5 million, $71.3 million and $72.9 million as of 6/30/22, 6/30/21 and 3/31/22, respectively

Segment Information, Operational and Financial Highlights

($ in thousands, unaudited)

	Three Months Ended			Six Months Ended
	6/30/2022	6/30/2021	3/31/2022	6/30/2022	6/30/2021
Revenues:
Well Intervention	$106,291	$132,305	$106,367	$212,658	$266,073
Robotics	49,850	31,651	37,351	87,201	53,807
Production Facilities	17,678	14,218	18,294	35,972	30,665
Intercompany Eliminations	(11,207)	(16,233)	(11,887)	(23,094)	(25,189)
Total	$162,612	$161,941	$150,125	$312,737	$325,356

Income (Loss) from Operations:
Well Intervention	$(22,548)	$(6,719)	$(31,758)	$(54,306)	$(1,476)
Robotics	9,666	255	1,480	11,146	(2,679)
Production Facilities	6,045	4,682	5,851	11,896	11,196
Corporate / Other / Eliminations	(12,139)	(9,159)	(8,550)	(20,689)	(18,537)
Total	$(18,976)	$(10,941)	$(32,977)	$(51,953)	$(11,496)

Segment Results

Well Intervention

Well Intervention revenues decreased $0.1 million in the second quarter 2022 compared to the prior quarter.  Our second quarter 2022 revenues saw a decrease due to lower utilization in West Africa, offset by improved utilization in the North Sea and higher rates in the Gulf of Mexico. Utilization in West Africa decreased as the Q7000 commenced scheduled maintenance in Namibia early in the quarter following its successful campaign in Nigeria.  The North Sea saw utilization improved seasonally with significantly improved utilization on both vessels.  Gulf of Mexico rates improved during the quarter, and both vessels have now completed their scheduled regulatory inspections.  Brazil revenues improved due to higher utilization on the Siem Helix 2 with the completion of its five-year regulatory inspections during the prior quarter, offsetting lower utilization on the Siem Helix 1, which completed its low-revenue accommodations project.  Overall Well Intervention vessel utilization held steady at 67% during the second quarter 2022, with the decrease in West Africa utilization offset by strong utilization improvements in the North Sea.  Well Intervention net loss from operations was $22.5 million, an improvement of $9.2 million during the second quarter 2022 compared to the prior quarter primarily due to a shift of operations to higher-margin projects during the quarter.

Well Intervention revenues decreased $26.0 million, or 20%, in the second quarter 2022 compared to the second quarter 2021.  The decrease was primarily due to lower utilization in West Africa and lower rates in our Brazil unit, offset in part by higher rates and utilization in the Gulf of Mexico and higher utilization in the North Sea.  West Africa utilization decreased as the Q7000 commenced scheduled maintenance during the second quarter 2022, and our Brazil operations had the Siem Helix 2 under its extended contract at lower rates and the Siem Helix 1 on an accommodations project at lower rates throughout most of the second quarter 2022, whereas both vessels were operating on legacy contracts at higher rates during the second quarter 2021.  Revenues in the Gulf of Mexico increased from the prior year, with higher utilization and an increase in rates and integrated projects during the second quarter 2022.  Overall Well Intervention vessel utilization decreased to 67% during the second quarter 2022 compared to 72% during the second quarter 2021.  Well Intervention net loss from operations increased $15.8 million in the second quarter 2022 compared to the second quarter 2021 primarily due to lower revenues, offset in part by a net reduction in operating costs due to lower Q7000 utilization and reduced charter costs in Brazil.

Robotics

Robotics revenues increased $12.5 million, or 33%, in the second quarter 2022 compared to the prior quarter.  The increase in revenues was due to seasonally higher vessel, ROV and trenching activities.  Chartered vessel days increased to 370 days compared to 323 total vessel days, and vessel utilization increased to 94% compared to 90%, during the second quarter 2022 compared the prior quarter.  Vessel days included 116 spot vessel days during the second quarter 2022, compared to 136 spot vessel days during the prior quarter, primarily performing seabed clearance work in the North Sea.  ROV and trencher utilization increased to 53% in the second quarter 2022 from 35% in the prior quarter, and trenching days increased to 81 days during the second quarter 2022 compared to 66 days during the prior quarter.  Robotics operating income increased $8.2 million during the second quarter 2022 compared to the prior quarter primarily due to higher revenues.

Robotics revenues increased $18.2 million, or 57%, during the second quarter 2022 compared to the second quarter 2021.  The increase in revenues was due primarily to higher vessel and ROV activities year over year.  Chartered vessel days increased to 370 total vessel days during the second quarter 2022 compared to 236 total vessel days during the second quarter 2021, although vessel utilization remained relatively flat, increasing from 93% in the second quarter of 2021 to 94% in the second quarter of 2022.  Vessel days during the second quarter 2022 included 116 spot vessel days, compared to 61 spot vessel days during the second quarter 2021, primarily performing seabed clearance work in the North Sea.  ROV and trencher utilization increased to 53% in the second quarter 2022 from 36% in the second quarter 2021, although trenching days decreased slightly to 81 days during the second quarter 2022 compared to 84 days during the second quarter 2021.  Robotics operating income increased $9.4 million during the second quarter 2022 compared to the second quarter 2021 primarily due to higher revenues year over year.

Production Facilities

Production Facilities revenues decreased $0.6 million, or 3%, in the second quarter 2022 compared to the prior quarter primarily due to a decline in oil and gas production volumes, offset in part by higher oil and gas prices.  Production Facilities revenues increased $3.5 million, or 24%, compared to the second quarter 2021 primarily due to higher oil and gas production volumes and prices.

Selling, General and Administrative and Other

Selling, General and Administrative

Selling, general and administrative expenses were $17.6 million, or 10.8% of revenue, in the second quarter 2022 compared to $14.4 million, or 9.6% of revenue, in the prior quarter.  The increase was primarily due to higher employee incentive compensation and Alliance acquisition related costs during the second quarter.

Other Income and Expenses

Other expense, net was $13.5 million in the second quarter 2022 compared to $3.9 million in the prior quarter.  Other expense, net in the second quarter 2022 included unrealized foreign currency losses related to the British pound, which weakened approximately 7% during the second quarter 2022.

Cash Flows

Operating cash flows were $(5.8) million during the second quarter 2022 compared to $(17.4) million during the prior quarter and $52.7 million during the second quarter 2021.  The improvement in operating cash flows quarter over quarter was primarily due to higher earnings during the second quarter 2022.  The reduction in operating cash flows year over year was primarily due to lower earnings, higher regulatory recertification costs for our vessels and systems and net working capital outflows during the second quarter 2022 compared to the second quarter 2021.  Regulatory recertification costs for our vessels and systems, which are included in operating cash flows, were $9.3 million during the second quarter 2022 compared to $10.3 million during the prior quarter and $4.4 million during the second quarter 2021.

Capital expenditures totaled $1.6 million during the second quarter 2022 compared to $0.6 million during the prior quarter and $5.4 million during the second quarter 2021.

Free Cash Flow was $(7.4) million in the second quarter 2022 compared to $(18.0) million during the prior quarter and $47.2 million during the second quarter 2021.  The decrease in Free Cash Flow quarter over quarter and year over year was due primarily to lower operating cash flows.  (Free Cash Flow is a non-GAAP measure.  See reconciliation below.)

Financial Condition and Liquidity

Cash and cash equivalents were $260.6 million at June 30, 2022, excluding $2.5 million of restricted cash.    Available capacity under our ABL facility was $60.3 million, resulting in total liquidity of $320.9 million at June 30, 2022.  At June 30, 2022 we had $267.1 million of long-term debt and net debt of $4.0 million.  On July 1, 2022, we closed on our acquisition of the Alliance group of companies utilizing approximately $120 million of existing cash.

* * * * *

Conference Call Information

Further details are provided in the presentation for Helix’s quarterly teleconference to review its second quarter 2022 results (see the “For the Investor” page of Helix’s website, www.helixesg.com).  The teleconference, scheduled for Tuesday, July 26, 2022 at 9:00 a.m. Central Time, will be audio webcast live from the “For the Investor” page of Helix’s website.  Investors and other interested parties wishing to participate in the teleconference may join by dialing 800-786-6596 for participants in the United States and 212-231-2902 for international participants.  The passcode is “Staffeldt.”  A replay of the webcast will be available on the “For the Investor” page of Helix’s website by selecting the “Audio Archives” link beginning approximately two hours after the completion of the event.

About Helix

Helix Energy Solutions Group, Inc., headquartered in Houston, Texas, is an international offshore energy services company that provides specialty services to the offshore energy industry, with a focus on well intervention and robotics operations.  For more information about Helix, please visit our website at www.helixesg.com.

Non-GAAP Financial Measures

Management evaluates performance and financial condition using certain non-GAAP measures, primarily EBITDA, Adjusted EBITDA, net debt, net debt to book capitalization and Free Cash Flow.  We define EBITDA as earnings before income taxes, net interest expense, gains or losses on extinguishment of long-term debt, gains and losses on equity investments, net other income or expense, and depreciation and amortization expense.  Non-cash impairment losses on goodwill and other long-lived assets are also added back if applicable.  To arrive at our measure of Adjusted EBITDA, we exclude the gain or loss on disposition of assets, acquisition and integration costs and the general provision (release) for current expected credit losses, if any.  Net debt is calculated as long-term debt including current maturities of long-term debt less cash and cash equivalents and restricted cash.  Net debt to book capitalization is calculated by dividing net debt by the sum of net debt and shareholders’ equity.  We define Free Cash Flow as cash flows from operating activities less capital expenditures, net of proceeds from sale of assets.

We use EBITDA, Adjusted EBITDA and Free Cash Flow to monitor and facilitate internal evaluation of the performance of our business operations, to facilitate external comparison of our business results to those of others in our industry, to analyze and evaluate financial and strategic planning decisions regarding future investments and acquisitions, to plan and evaluate operating budgets, and in certain cases, to report our results to the holders of our debt as required by our debt covenants.  We believe that our measures of EBITDA, Adjusted EBITDA and Free Cash Flow provide useful information to the public regarding our operating performance and ability to service debt and fund capital expenditures and may help our investors understand and compare our results to other companies that have different financing, capital and tax structures.  Other companies may calculate their measures of EBITDA, Adjusted EBITDA and Free Cash Flow differently from the way we do, which may limit their usefulness as comparative measures. EBITDA, Adjusted EBITDA and Free Cash Flow should not be considered in isolation or as a substitute for, but instead are supplemental to, income from operations, net income, cash flows from operating activities, or other income or cash flow data prepared in accordance with GAAP.  Users of this financial information should consider the types of events and transactions that are excluded from these measures.  See reconciliation of the non-GAAP financial information presented in this press release to the most directly comparable financial information presented in accordance with GAAP.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks, uncertainties and assumptions that could cause our results to differ materially from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, any statements regarding the COVID-19 pandemic and oil price volatility and their respective effects and results, our protocols and plans, our current work continuing, the spot market, our ability to identify, effect and integrate acquisitions, joint ventures or other transactions, including the integration of the Alliance acquisition; our spending and cost reduction plans and our ability to manage changes; our strategy; any statements regarding visibility and future utilization; any projections of financial items including projections as to guidance and other outlook information; any statements regarding future operations expenditures; any statements regarding our plans, strategies and objectives for future operations; any statements regarding our ability to enter into, renew and/or perform commercial contracts; any statements concerning developments; any statements regarding our environmental, social and governance (“ESG”) initiatives; any statements regarding future economic conditions or performance; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. Forward-looking statements are subject to a number of known and unknown risks, uncertainties and other factors that could cause results to differ materially from those in the forward-looking statements, including but not limited to the results and effects of the COVID-19 pandemic and actions by governments, customers, suppliers and partners with respect thereto; market conditions; results from acquired properties; demand for our services; the performance of contracts by suppliers, customers and partners; actions by governmental and regulatory authorities; operating hazards and delays, which include delays in delivery, chartering or customer acceptance of assets or terms of their acceptance; our ability to secure and realize backlog; the effectiveness of our ESG initiatives and disclosures; human capital management issues; complexities of global political and economic developments; geologic risks; volatility of oil and gas prices and other risks described from time to time in our reports filed with the Securities and Exchange Commission (“SEC”), including our most recently filed Annual Report on Form 10-K and in our other filings with the SEC, which are available free of charge on the SEC’s website at www.sec.gov.  We assume no obligation and do not intend to update these forward-looking statements, which speak only as of their respective dates, except as required by law.

Social Media

From time to time we provide information about Helix on social media, including Twitter (@Helix_ESG), LinkedIn (www.linkedin.com/company/helix-energy-solutions-group), Facebook (www.facebook.com/HelixEnergySolutionsGroup), Instagram (www.instagram.com/helixenergysolutions) and YouTube (www.youtube.com/user/HelixEnergySolutions).

HELIX ENERGY SOLUTIONS GROUP, INC.

Comparative Condensed Consolidated Statements of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except per share data)	2022	2021	2022	2021

	(unaudited)		(unaudited)

Net revenues	$162,612	$161,941	$312,737	$325,356
Cost of sales	163,966	158,811	332,700	307,602
Gross profit (loss)	(1,354)	3,130	(19,963)	17,754
Loss on disposition of assets, net	—	(646)	—	(646)
Selling, general and administrative expenses	(17,622)	(13,425)	(31,990)	(28,604)
Loss from operations	(18,976)	(10,941)	(51,953)	(11,496)
Equity in earnings of investment	8,184	—	8,184	—
Net interest expense	(4,799)	(5,919)	(9,973)	(11,972)
Other income (expense), net	(13,471)	960	(17,352)	2,577
Royalty income and other	797	249	2,938	2,306
Loss before income taxes	(28,265)	(15,651)	(68,156)	(18,585)
Income tax provision (benefit)	1,434	(1,968)	3,574	(1,852)
Net loss	(29,699)	(13,683)	(71,730)	(16,733)
Net income (loss) attributable to redeemable noncontrolling interests	—	26	—	(146)
Net loss attributable to common shareholders	$(29,699)	$(13,709)	$(71,730)	$(16,587)

Loss per share of common stock:
Basic	$(0.20)	$(0.09)	$(0.47)	$(0.11)
Diluted	$(0.20)	$(0.09)	$(0.47)	$(0.11)

Weighted average common shares outstanding:
Basic	151,205	150,028	151,174	149,982
Diluted	151,205	150,028	151,174	149,982

Comparative Condensed Consolidated Balance Sheets

	June 30, 2022	Dec. 31, 2021
(in thousands)	(unaudited)

ASSETS

Current Assets:
Cash and cash equivalents (1)	$260,595	$253,515
Restricted cash (1)	2,505	73,612
Accounts receivable, net	153,314	144,137
Other current assets	68,990	58,274
Total Current Assets	485,404	529,538

Property and equipment, net	1,539,173	1,657,645
Operating lease right-of-use assets	139,262	104,190
Other assets, net	49,814	34,655
Total Assets	$2,213,653	$2,326,028

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
Accounts payable	$99,716	$87,959
Accrued liabilities	85,180	91,712
Current maturities of long-term debt (1)	8,133	42,873
Current operating lease liabilities	39,697	55,739
Total Current Liabilities	232,726	278,283

Long-term debt (1)	258,977	262,137
Operating lease liabilities	103,548	50,198
Deferred tax liabilities	86,416	86,966
Other non-current liabilities	196	975
Shareholders' equity	1,531,790	1,647,469
Total Liabilities and Equity	$2,213,653	$2,326,028

(1)	Net debt of $4,010 as of June 30, 2022. Net debt calculated as long-term debt including current maturities of long-term debt less cash and cash equivalents and restricted cash.

Helix Energy Solutions Group, Inc.

Reconciliation of Non-GAAP Measures

	Three Months Ended			Six Months Ended
(in thousands, unaudited)	6/30/2022	6/30/2021	3/31/2022	6/30/2022	6/30/2021

Reconciliation from Net Loss to Adjusted EBITDA:
Net loss	$(29,699)	$(13,683)	$(42,031)	$(71,730)	$(16,733)
Adjustments:
Income tax provision (benefit)	1,434	(1,968)	2,140	3,574	(1,852)
Net interest expense	4,799	5,919	5,174	9,973	11,972
Other (income) expense, net	13,471	(960)	3,881	17,352	(2,577)
Depreciation and amortization	33,158	34,941	33,488	66,646	69,507
Gain on equity investment	(8,184)	—	—	(8,184)	—
EBITDA	14,979	24,249	2,652	17,631	60,317
Adjustments:
Loss on disposition of assets, net	—	646	—	—	646
Acquisition and integration costs	1,587	—	—	1,587	—
General provision (release) for current expected credit losses	193	(83)	(126)	67	17
Adjusted EBITDA	$16,759	$24,812	$2,526	$19,285	$60,980

Free Cash Flow:
Cash flows from operating activities	$(5,841)	$52,671	$(17,413)	$(23,254)	$92,540
Less: Capital expenditures, net of proceeds from sale of assets	(1,564)	(5,432)	(623)	(2,187)	(6,761)
Free Cash Flow	$(7,405)	$47,239	$(18,036)	$(25,441)	$85,779